For more information, contact: Judi Vitale
CFO
judiv@firstwave.net
770-431-1206

Thomas J. Rozycki, Jr
GCI Group
trozycki@gcigroup.com
212-537-8016

Firstwave Reports Fourth Quarter and Full Year Results for 2003

ATLANTA, GA (February 10, 2004) – Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading provider of industry-focused CRM solutions, is announcing today its financial results for the fourth quarter and for the year ended December 31, 2003. The Company’s net loss for the fourth quarter of 2003 was $640,000 compared to net income of $486,000 for the fourth quarter of 2002. The basic net loss per share was $0.24 for the fourth quarter of 2003 compared with basic net income of $0.22 per share for the fourth quarter of 2002.

Fourth quarter results reflect both lower services revenues from the successful completion of a multi-year project with a leading global services company and the Company’s efforts to diversify its customer base. This diversification includes the recent launch of Firstwave’s Sports and Entertainment initiative as well as activities in existing CRM vertical markets.

Software license revenues for the fourth quarter of 2003 decreased 30.3% to $801,000 compared with $1,150,000 for the fourth quarter of 2002. Services revenues for the fourth quarter of 2003 were $721,000 compared to $2,045,000 in the fourth quarter of 2002, representing a 64.7% decrease. The Company’s total maintenance revenues for the fourth quarter of 2003 increased 82.1% to $721,000 from $396,000 for the fourth quarter of the prior year. Total revenues for the fourth quarter of 2003 were $2,264,000 compared with $3,606,000 for the fourth quarter of the prior year, representing a 37.2% decrease. The Company had a cash balance of $2.7 million as of December 31, 2003.

For the full year 2003, software license revenues increased 30.2% to $3,820,000 compared with $2,934,000 for the full year 2002. Services revenues in 2003 were $5,423,000 compared to $9,785,000 in 2002, representing a 44.6% decrease. This decrease is almost entirely attributable to the successful project completion referenced above. The Company’s total maintenance revenues in 2003 increased 57.7% to $2,608,000 from $1,654,000 for the prior year. Total revenues for 2003 were $11,904,000 compared with $14,404,000 for 2002, representing a 17.4% decrease.

“We are disappointed that we are not going to be able to recognize the revenues we had anticipated in the fourth quarter from the material services project that we discussed on last quarter’s conference call,” said Richard T. Brock, Firstwave chairman and CEO. “However, we were successful in diversifying our revenue streams, signing several top sports organizations as customers, and successfully implementing our new sports strategy. We believe that the shift from relying on a single large services contract to a diversified customer base will provide our shareholders with better long term value and benefit. We recognize that this change is a difficult one for a company to achieve, however, we believe Firstwave is on its way to accomplishing this goal.”

“Firstwave is building an impressive list of customers in the sports industry,” said David R. Simmons, president and COO of Firstwave. “Based on our domain knowledge of the sports industry and our depth of CRM expertise, we have developed a solution that spans a variety of features and functionality. Firstwave can provide sports events, clubs and national governing bodies with unique and full service solutions today.”

The material services project discussed in previous releases and in the Company’s Form 10-Q will be discussed by the Company on its earnings call later this afternoon. Firstwave is also announcing today two prestigious sports customers: ChampionsWorld, a major U.S.-based sports promoter and Sports Coach UK, the UK’s leading Coaching Authority. In addition to these customers signed in the fourth quarter, Firstwave expects to announce other customers in the coming weeks. Firstwave believes that these customers, when combined with the Company’s existing sports customers, will validate the all-encompassing approach provided by the Firstwave Sports solution. Please visit the Firstwave website, www.firstwave.net for press releases on these announcements.

Firstwave will hold its fourth quarter and full year earnings conference call today, February 10, at 4:45 P.M. EST. To participate in the call from the United States and Canada, please dial (800) 811-0667 approximately five minutes prior to the start time. To participate in the call from outside the United States and Canada, please dial (913) 981-4901 five minutes prior to the start time. The Conference ID is 420830. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and can be accessed by dialing (888) 203-1112 from inside the United States and Canada and (719) 457-0820 from outside the United States and Canada and entering the Conference ID 420830.

The call also will be simultaneously broadcast live over the Internet, where it can be accessed at http://www.firstcallevents.com/service/ajwz398596125gf12.html or www.firstwave.net beginning at 4:30 P.M. EST. The online archive of the broadcast, along with any financial and other statistical information contained in the presentation, will be available within one hour of the live call at www.firstwave.net, where it will remain available for a period of twelve months. Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast.

About Firstwave

Firstwave® Technologies, Inc. is a global provider of strategic, industry-focused CRM software solutions that optimize how companies win, maintain and grow customer and organizational relationships. With more than 19 years of experience in CRM, Firstwave strives to maintain the depth and industry experience required to address the unique business needs of diverse companies. Firstwave’s CRM solutions provide companies with fit-to-purpose features that streamline business processes and boost customer acquisition and service. Firstwave currently offers an Integrated Development Environment and .NET architecture that incorporates and complements Firstwave’s legacy of CRM best practices, which has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company’s web site at www.firstwave.net or call 1-800-540-6061.

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NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company’s ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and under the caption “Risk Factors” and elsewhere in the Company’s Registration Statement on Form S-3 (as declared effective on July 25, 2003), both filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2004 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands, except per share data)

Consolidated Statement of Operations	Quarter Ended December 31,		Year to Date Ended December 31,
	2002	2003	2002	2003
Revenues	$3,606	$2,264	$14,404	$11,904
Operating income/(loss)	534	(581)	2,972	(799)
Income/(loss) before income taxes	546	(584)	3,025	(774)
Income/(loss) after taxes	$546	$(584)	$3,025	$(775)
Dividends on preferred stock	(60)	(56)	(252)	(221)
Net income/(loss) applicable to
common shareholders	$486	$(640)	$2,773	$(996)
Basic:
Earnings/(loss) per share	$0.22	$(0.24)	$1.29	$(0.39)
Weighted average shares	2,240	2,672	2,150	2,572
Diluted:
Earnings/(loss) per share	$0.17	$(0.24)	$0.96	$(0.39)
Weighted average shares	3,223	2,672	3,153	2,572

Consolidated Balance Sheet	Dec 31, 2002	Dec 31, 2003
Cash	$3,779	$2,704
AR and other current assets	3,070	2,221

Total current assets	$6,849	$4,925
Long term assets	2,954	6,882

Total assets	$9,803	$11,807

Current Liabilities	2,982	3,438
Shareholders Equity	6,821	8,369

Total liabilities and shareholders equity	$9,803	$11,807